Exhibit 3.2
Execution Version
CONFIDENTIAL
AGREEMENT OF LIMITED PARTNERSHIP
OF G-PRIVATE EQUITY LP
AGREEMENT OF LIMITED PARTNERSHIP of G-Private Equity LP, dated as of January 6, 2025, and effective as of December 9, 2024, between the undersigned (herein called the “Partners”, which term shall include any persons hereafter admitted to the Partnership and shall exclude any persons who cease to be Partners).
WHEREAS, the Partners desire to form a limited partnership (the “Partnership”) pursuant to the terms and provisions of this Agreement of Limited Partnership (the “Agreement”) and in accordance with the statutes and laws of the State of Delaware relating to limited partnerships including, without limitation, the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”), and G-Private Equity GP Advisors LLC (the “General Partner”) desires to be the General Partner; and
WHEREAS, the Partnership was formed pursuant to a Certificate of Limited Partnership filed in the office of the Secretary of State of the State of Delaware on December 9, 2024 (the “Certificate”):
NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
GENERAL PROVISIONS
§ 1.01.Partnership Name
The name of the Partnership is G-Private Equity LP.
§ 1.02.Place of Business and Office; Registered Agent
The Partnership shall maintain a registered office at c/o Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, Wilmington, County of New Castle, DE 19807. The principal place of business of the Partnership shall be c/o Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282, or such other place as the General Partner may determine. The name and address of the Partnership’s registered agent is c/o Maples Fiduciary Services (Delaware) Inc., Suite 302, 4001 Kennett Pike, Wilmington, County of New Castle, DE 19807.
§ 1.03.Fiscal Year
The fiscal year of the Partnership (the “Fiscal Year”) for accounting and tax purposes shall be the calendar year. The General Partner is authorized to take such action as it may deem necessary or appropriate to adopt a Fiscal Year ending on any other date. The General Partner is also authorized to make all elections for tax or other purposes as it may deem necessary or appropriate in such connection, including the establishment and implementation of transition periods.

§ 1.04.Admission of Additional General Partners
Additional general partners may be admitted to the Partnership only with the consent of each general partner remaining a general partner of the Partnership on and after the date of admission of any such additional general partner to the Partnership.
§ 1.05.Limited Partner
The name and address of the limited partner (the “Limited Partner”) of the Partnership is GS MBD Fund Initial Investor LLC, c/o Goldman Sachs & Co. LLC., 200 West Street, New York, New York 10282.
§ 1.06.Liability of Partners
Except as provided herein or by the Delaware Act, the General Partner shall have the liabilities of a partner in a partnership without limited partners. The Limited Partner shall have no liability under this Agreement except as provided herein or by the Delaware Act.
The Profits and Losses of the Partnership shall be allocated among the Partners in accordance with Article IV. The Limited Partner shall not be liable for the repayment or discharge of the debts or obligations of the Partnership beyond the extent of the Limited Partner’s capital contribution.
§ 1.07.Purposes of the Partnership
The purpose of the Partnership is to engage in any lawful act or activity for which limited partnerships may be organized under the Delaware Act.
§ 1.08.Reliance by Third Parties
Persons dealing with the Partnership are entitled to rely conclusively upon the power and authority of the General Partner as herein set forth.
ARTICLE II
MANAGEMENT AND OPERATIONS OF THE PARTNERSHIP
§ 2.01.Management Generally
The management of the Partnership shall be vested exclusively in the General Partner. The Limited Partner shall have no part in the management or control of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

§ 2.02.Authority of the General Partner
The General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Section 1.07 and to perform all acts which it may deem necessary or advisable.
Each of the Partners agrees that all determinations, decisions and actions made or taken by the General Partner shall be conclusive and absolutely binding upon the Partnership, the Partners and their respective successors, assigns and personal representatives.
§ 2.03.Partnership Representative
The General Partner or its eligible designee shall be the “partnership representative” of the Partnership within the meaning of Section 6223 of the Internal Revenue Code of 1986, as amended (the “Code”) and any analogous or similar designation under any state, local or non-U.S. laws and shall act for and on behalf of the Partnership to the extent required under Sections 6221 through 6233 of the Code or any analogous or similar state, local or non-U.S. laws.
§ 2.04.Organizational Expenses
The General Partner shall be solely responsible for the expenses of organizing the Partnership.
ARTICLE III
CONTRIBUTIONS
§ 3.01.Commitment and Contribution of the General Partner
The General Partner hereby makes a capital commitment to the Partnership in the amount of one hundred dollars ($100). The General Partner may, but is not required to, (a) make contributions to the Partnership in excess of the General Partner’s commitment or (b) lend funds to the Partnership.
§ 3.02.Commitment and Contribution of the Limited Partner
The Limited Partner hereby makes a capital commitment to the Partnership in the amount of one hundred dollars ($100). The Limited Partner may with the consent of the General Partner, but is not required to (a) make contributions to the Partnership in excess of the Limited Partner’s commitment or (b) lend funds to the Partnership.
§ 3.03.Return of Limited Partner’s Contribution
If the General Partner admits one or more Additional Limited Partners (as defined below) into the Partnership as permitted by Article VII hereof, the General Partner shall return to the Limited Partner its capital contributions (if any) without interest or any return thereon (other than any amount to which the Limited Partner is entitled pursuant to Section 4.01(b)) or deduction therefrom.

ARTICLE IV
ALLOCATIONS AND DISTRIBUTIONS
§ 4.01.Allocation of Income and Loss
The Partnership’s profits and losses shall be allocated in such manner as the General Partner may from time to time determine to properly reflect the intended economic arrangement of the Partners.
§ 4.02.Distributions
The distribution of any cash amounts allocated to the Partners (other than cash from capital contributions) shall, subject to the sole discretion of the General Partner, generally be made in the same manner as the corresponding allocation of income.
ARTICLE V
DURATION
The Partnership shall continue for an initial term ending twenty years from the date hereof.
ARTICLE VI
TRANSFERABILITY OF PARTNERSHIP INTERESTS
No Partner may sell, exchange, transfer, assign, pledge, hypothecate or otherwise dispose of all or any part of its interest in the Partnership.
ARTICLE VII
ADMISSION AND RETIREMENT OF LIMITED PARTNERS
The General Partner may cause the Partnership to admit additional limited partners (“Additional Limited Partners”) at any time. Simultaneously with admission of the first such Additional Limited Partner, the Limited Partner shall cease to be a limited partner of the Partnership and the General Partner shall return its capital contribution to it, as set forth in Section 3.03.
ARTICLE VIII
MISCELLANEOUS
§ 8.01.Amendments to the Agreement
This Agreement may not be changed or amended by the General Partner without the consent of the Limited Partner prior to the withdrawal of the Limited Partner from the

Partnership, provided that the Limited Partner hereby consents to any change or amendment to, or restatement of, this Agreement approved by the General Partner which (a) does not adversely affect the Limited Partner or (b) becomes effective on or after the date of its withdrawal as a limited partner from the Partnership.
§ 8.02.Governing Law; Severability
This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, it shall be construed to the maximum extent possible to comply with all of the terms and conditions of the Delaware Act. If, nevertheless, it shall be determined by a court of competent jurisdiction that any provision or wording of this Agreement shall be invalid or unenforceable under the Delaware Act or other applicable law, such invalidity or unenforceability shall not invalidate the entire agreement. In that case, this Agreement shall be construed to the extent permitted by applicable law so as to limit any term or provision so as to make it enforceable or valid within the requirements of any applicable law, and, in the event such term or provision cannot be so limited, this Agreement shall be construed to omit such invalid or unenforceable provisions.
§ 8.03.Power of Attorney
The Limited Partner does hereby constitute and appoint the General Partner as its true and lawful representative and attorney-in-fact, in its name, place and stead to make, execute, sign and file any such instruments, documents and certificates which may from time to time be required by the laws of the United States of America, the State of Delaware or any other state in which the Partnership shall determine to do business or any political subdivision or agency thereof, to effectuate, implement and continue the valid and subsisting existence or qualification to do business of the Partnership or in connection with any tax returns, filings or related matters or in relation to any admissions of any additional limited partners in accordance with the terms of this Agreement. Such representatives and attorneys-in-fact shall not, however, have any right, power or authority to amend or modify this Agreement when acting in such capacities. The power of attorney granted hereby is coupled with an interest and shall continue in full force and effect notwithstanding the subsequent death, bankruptcy, incompetence or dissolution of any Limited Partner.
[Signature page follows]

IN WITNESS WHEREOF, the undersigned have hereto set their hands as of the day and year first above written.

G-PRIVATE EQUITY GP ADVISORS LLC,
as General Partner

By:	/s/ COLEEN GASIEWESKI
Name: Coleen Gasiewski
Title: Director

GS MBD FUND INITIAL INVESTOR LLC,
as Limited Partner

By:	/s/ WILLIAM Y. ENG
Name: William Y. Eng
Title: Vice President
[Signature Page – Limited Partnership Agreement of G-Private Equity LP]